                                                                EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
YieldUP International Corporation

We consent to the incorporation by reference in the registration statement dated January 10, 1997 on Form S-8 of YieldUP International Corporation 1995 Outside Directors Stock Option Plan of our report dated February 14, 1996, relating to the balance sheets of YieldUP International Corporation as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of YieldUP International Corporations.

Our report dated February 14, 1996 contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        KPMG PEAT MARWICK LLP

San Jose, California
January 10, 1997